UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 8, 2026
Date of Report (Date of earliest event reported)

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15943	06-1397316
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

251 Ballardvale Street
Wilmington, Massachusetts 01887
(Address of Principal Executive Offices) (Zip Code)

781-222-6000
(Registrant’s Telephone Number, including Area Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	CRL	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;          Compensatory Arrangements of Certain Officers

Chief Executive Officer Transition

On January 8, 2026, the Board of Directors (the “Board”) of Charles River Laboratories International, Inc. (the “Company”) announced a leadership transition plan. Mr. James C. Foster, our current Chairman of the Board, President and Chief Executive Officer, intends to step down as Chief Executive Officer and Chairman of the Board, and Ms. Birgit Girshick, our Chief Operating Officer, will be appointed as our Chief Executive Officer, each effective as of May 5, 2026 (the “Transition Date”). Following the Transition Date, it is expected that Mr. Foster will remain a non-executive director of the Board. Dr. Martin Mackay, current Lead Independent Director, is expected to become Chair of the Board, effective as of the Transition Date.
In addition, Ms. Girshick has been nominated by the Board to become a director of the Company effective at the 2026 Annual Meeting of Shareholders, which is expected to take place on the Transition Date. Relatedly, the Board has approved increasing the size of the Board from 11 to 12, effective as of the Transition Date. In connection with the increase in the size of the Board, each of Elliott Investment Management L.P, Elliott Associates, L.P., and Elliott International, L.P., provided a limited consent under the Cooperation Agreement with the Company, dated May 6, 2025, permitting the increase for Ms. Girshick to join the Board as contemplated.

Terms and Conditions of Ms. Girshick’s Employment

In connection with the announcement of Ms. Girshick’s appointment as our Chief Executive Officer, the Company entered into a letter agreement with Ms. Girshick. Pursuant to the letter agreement, effective as of February 1, 2026, Ms. Girshick’s base salary will be increased to $1,200,000. Our Compensation Committee has determined that effective May 1, 2026, her target annual cash incentive amount will increase to 100% of her base salary. Our Compensation Committee has also approved an initial equity grant to Ms. Girshick with respect to shares having a target fair market value of $9,000,000, which grant will be comprised 80% of performance share units and 20% of restricted stock units, which grant will be made as part of, and at the same time as, the annual grants made to our other management-level employees, which are expected to be made in May 2026. Because Ms. Girshick has met the minimum requirements of age and tenure to receive “retirement” treatment of her equity awards, her letter agreement provides that any involuntary termination of Ms. Girshick’s employment without cause shall be deemed to be a retirement for purposes of our equity incentive plan award agreements. Prior to the Transition Date, the Company intends to enter into an amended and restated Change in Control Agreement, such that if Ms. Girshick were to be terminated before the first anniversary of a change in control by the Company without cause or by Ms. Girshick for “good reason” (as defined in the Change in Control Agreement), Ms. Girshick would be entitled to receive (i) a lump sum cash severance payment equal to three times the sum of (x) her then annual base salary, and (y) her target bonus for the fiscal year in which the termination occurs; (ii) continuation of group medical benefits and certain other perquisites for a period of three years; and (iii) outplacement services.

The foregoing description of Ms. Girshick’s letter agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such document, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for fiscal year 2025.

Compensation of Mr. Foster

In recognition of Mr. Foster’s service as our Chief Executive Officer for a portion of the 2026 fiscal year, our Compensation Committee has approved a grant of restricted stock units to Mr. Foster with respect to shares having an underlying fair market value of $3,000,000, based on the closing price on the date of the grant, which is expected to be on March 2, 2026, and will have a cliff vesting period of 2 years from the date of the grant. It is expected that Mr. Foster will receive the same compensation as other non-executive directors after the next annual meeting of shareholders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

Date:	January 9, 2026	By:	/s/ Matthew L. Daniel
Matthew L. Daniel, Corporate Senior Vice President,
General Counsel, Corporate Secretary & Chief Compliance Officer

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